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                                                                   EXHIBIT 16.1

May 1, 1998

U.S. Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Dear Sir/Madam:

         We have read Item 4 included in the attached Form 8-K dated May 1, 1998 of Sweetheart Holdings, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/s/ ARTHUR ANDERSEN LLP